Exhibit 4.4

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is entered into and effective as of February 19, 2019 by and among GTY Technology Holdings Inc., a Cayman Islands exempted company (the “Company”), GTY Govtech, Inc., a Massachusetts corporation (to be renamed “GTY Technology Holdings Inc.” effective as the Closing (as defined below)) (“New GTY”), and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”). Capitalized terms used but not defined herein have the meanings given to such terms in the Warrant Agreement (as defined below).

WHEREAS, the Company and Continental have previously entered into a warrant agreement, dated as of October 26, 2016 (as amended, the “Warrant Agreement”), governing the terms of the Company’s warrants to purchase ordinary shares, par value $0.0001 (“Company ordinary shares”), of the Company (the “Warrants”); and

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of September 12, 2018 (the “GTY Agreement”), with New GTY and GTY Technology Merger Sub, Inc., a newly formed wholly-owned subsidiary of New GTY (“GTY Merger Sub”), pursuant to which GTY Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct, wholly-owned subsidiary of New GTY.

WHEREAS, effective upon the Merger, holders of Company ordinary shares will receive common stock, par value $0.0001 per share, of New GTY (“New GTY common stock”) in exchange for the Company ordinary shares; and

WHEREAS, pursuant to Section 4.4 of the Warrant Agreement, upon the closing of the Merger (the “Closing”), the Warrants will represent the right of the holders thereof to purchase shares of New GTY common stock; and

WHEREAS, as a result of the foregoing, the parties hereto wish for the Company to assign to New GTY all of the Company’s rights and interests and obligations in and under the Warrant Agreement and for New GTY to accept such assignment, and assume all of the Company’s obligations thereunder, in each case, effective upon the Closing.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.          Assignment and Assumption of Warrant Agreement. The Company hereby assigns, and New GTY hereby agrees to accept and assume, effective as of the Closing, all of the Company’s rights, interests and obligations in, and under the Warrant Agreement and Warrants. Unless the context otherwise requires, from and after the Closing, any references in the Warrant Agreement or the Warrants to: (i) the “Company” shall mean New GTY; (ii) “Ordinary Shares” shall mean the shares of Newco common stock; and (iii) the “Board of Directors” or the “Board” or any committee thereof shall mean the board of directors of New GTY or any committee thereof.

2.          Replacement Instruments. Following the Closing, upon request by any holder of a Warrant, New GTY shall issue a new instrument for such Warrant reflecting the adjustment to the terms and conditions described herein and in Section 4.4 of the Warrant Agreement.

3.          Amendment to Warrant Agreement. To the extent required by this Agreement, the Warrant Agreement is hereby deemed amended pursuant to Section 9.8 thereof to reflect the subject matter contained herein, effective as of the Closing.

4.          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, as such laws are applied to contracts entered into and performed in such State without resort to that State’s conflict-of-laws rules.

5.          Counterpart. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by email or exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

6.          Successors and Assigns. All the covenants and provisions of this Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date and year first written above.

GTY TECHNOLOGY HOLDINGS INC.

By:	/s/ Harry L. You
Name: Harry L. You
Title: President and Chief Financial Officer

GTY GOVTECH, INC.

By:	/s/ Harry L. You
Name: Harry L. You
Title: President and Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Isaac Kagan
Name: Isaac Kagan
Title: Vice President